Exhibit 99.1

MAD CATZ® ANNOUNCES APPOINTMENT OF JOHN W. NYHOLT TO BOARD OF DIRECTORS

San Diego – October 31, 2013 – Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (NYSE MKT/TSX: MCZ) announced today the appointment of John W. Nyholt to the Company’s Board of Directors (“Board”) on October 30, 2013. Mr. Nyholt joins the Board in conjunction with the vacancy created by Robert J. Molyneux following his failure to receive a majority of “for” votes at the Annual and Special Meeting of Shareholders held on September 12, 2013.

Mr. Nyholt is a Canadian resident and has been a Chartered Professional Accountant since 1981. He plans to retire from PricewaterhouseCoopers LLP (Canada) on December 31, 2013, following a nearly 35-year career at the firm, including the last 20 years as a partner in the Consulting and Deals practice. He has broad experience in audit and accounting services, restructurings, financings and M&A, and holds both an Honours Bachelor of Business Administration and a Masters of Business Administration degree from the Richard Ivey School of Business, Western University, Canada. Mr. Nyholt currently serves as a director of Halton Healthcare Services Corporation, where he chairs the Finance and Audit Committee.

Commenting on Mr. Nyholt’s appointment, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “We are delighted to welcome John to Mad Catz’ Board. His broad financial expertise makes him a valuable asset to our Board and will help Mad Catz continue its expansion into new markets and pursue its goal of creating cutting-edge products for passionate consumers.”

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) is a leading global provider of innovative interactive entertainment and leisure products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; publishes games under its Mad Catz brand; and, distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment and leisure products and maintains offices in North America, Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

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Mad Catz Interactive, Inc.

Mad Catz Communications:

Alex Verrey

Global PR and Communications Director

averrey@madcatz.com or +44 (0) 1633 883 133

Karen McGinnis

Chief Financial Officer

kmcginnis@madcatz.com or (619) 683-9830

Investor Relations:

Joseph Jaffoni, Norberto Aja, Jim Leahy

JCIR

mcz@jcir.com or (212) 835-8500

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